Exhibit 10.25

January 8, 2001

Mr. Scot Brunke

Dear Scot:

We are pleased to offer you the position of Chief Financial Officer for RMH Teleservices, Inc. You will be based out of our Frisco, Texas office and report directly to the Chief Executive Officer. We anticipate your start date to be Monday January 22, 2001.

The terms of your employment with RMH are as follows:

1.	Base Salary – $225,000 per annum, paid on a bi-weekly basis at a rate of $8,653.85.
2.
Executive Bonus – You are eligible to participate in the RMH Teleservices, Inc. Executive Bonus Program that has an annual bonus target pay out of 50% of your base pay at the culmination of each fiscal year. AT the end of Fiscal Year 201, your bonus will be prorated based on your start date.

3.
Stock Options – You will have the option to purchase 60,000 shares of the Company’s common stock at an exercise price established by the Company’s Board of Directors at its next meeting. The Company Stock will hold a four (4) year vesting period.

4.	Restricted Stock Options – You will receive 50,000 shares of restricted stock
5.	Vacation – 4 weeks paid vacation.
6.	Expenses – You will be issued a company credit card to be used for all business expenses.
7.
Benefits – You will be eligible to participate in RMH’s Executive benefit plan that consists of medical, dental, prescription, vision, life insurance, and long term disability. You will also be eligible to enroll in our 401(k) program after 6 months of service.

8.	Non-Compete/Confidentiality Agreement – You will enter into a non-compete/confidentiality agreement with the Company.
9.
Separation Agreement – If the Company terminates your employment without Cause, you shall be entitled to a severance amount of $450,000, to be paid in twenty-four (24) monthly installments, following such termination so long as you execute and do not revoke a separation agreement and general release agreement acceptable to the Company. Cause shall include, but not be limited to, your breach or neglect of the material duties you are required to perform under this Agreement, your conviction of a felony or a crime of moral turpitude or your entering into a plea of nolo contendere (or similar plea) to a charge of such an offense, your use of alcohol or any unlawful controlled substance while performing your duties under this Agreement and/or such use materially interferes with the performance of your duties under this Agreement, you commit any act of criminal fraud, material dishonesty or misappropriation relating to or involving the Company, you materially violate a rule, regulation, policy or plan governing employee performance or an express direction of the Board, you engage in any unauthorized disclosure of confidential information of the Company or you act in a manner that is materially contrary to the best interest of the Company.

Please confirm your acceptance by signing and dating the space below. Retain one copy of the letter for yourself and return the original as soon as possible.

We welcome you to RMH with confidence that our association will be mutually enjoyable.

Sincerely,

/s/ Paul W. Little Paul W. Little Executive Vice President Human Resources

Accepted By:

/s/ Scot Brunke	1/16/01
Scot Brunke	Date